SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 12/31/2005
FILE NUMBER 811-1540
SERIES NO.: 23

72DD     1.   Total income dividends for which record date passed during the period.
              Class A                        $  992
         2.   Dividends for a second class of open-end company shares
              Class B                        $  274
              Class C                        $  133
              Institutional Class            $   20

73A.          Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A                     $000.1572
         2.   Dividends for a second class of open-end company shares
              Class B                     $000.0789
              Class C                     $000.0789
              Institutional Class         $000.1612

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                         6,683
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                         3,649
              Class C                         1,779
              Institutional Class               182

74V.     1.   Net asset value per share (to nearest cent)
              Class A                       $ 13.97
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                       $ 13.65
              Class C                       $ 13.66
              Institutional Class           $ 13.98